Exhibit 2.2

Description of Rights of Class A Ordinary Shares

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

We are a holding company incorporated under the laws of the British Virgin Islands on March 24, 2020, under the name “Shengtao Investment Development Limited” and we changed the name of the Company to EPSIUM ENTERPRISE LIMITED on April 23, 2021 (the “Company”). Our affairs are governed by our Memorandum and Articles of Association (as amended and restated from time to time), the BVI Act and the common law of the British Virgin Islands.

As provided in our Memorandum and Articles of Association, subject to the BVI Act and any other BVI legislation for the time being in force, irrespective of corporate benefit, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

The following are summaries of the material provisions of our Second Amended and Restated Memorandum and Articles of Association, which is our currently effective memorandum and articles of association (respectively, the “Memorandum of Association" and "Articles of Association” and together, the "Memorandum and Articles of Association"), relating principally to our Class A Ordinary Shares, which are the only class of our securities registered under Section 12 of the Exchange Act . These summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles of Association, copies of which are filed as exhibits to this annual report. Because only our Class A Ordinary Shares are registered under Section 12 of the Exchange Act, this exhibit describes the rights of our Class A Ordinary Shares. References to our Class B Ordinary Shares and Preferred Shares are included only to the extent relevant to the rights, preferences, voting power, dilution, conversion mechanics or other attributes of the Class A Ordinary Shares.

Description of Class A Ordinary Shares

Pre-emptive rights (Item 9.A.3 of Form 20-F)

There are no pre-emptive rights applicable to the issue of new Class A Ordinary Shares under either BVI law or our Memorandum and Articles of Association.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The Company is authorized to issue a maximum of 1,000,000,000 shares of par value US$0.00002 each divided into (i) 800,000,000 Class A ordinary shares of par value US$0.00002 each ("Class A Ordinary Shares") (ii) 100,000,000 Class B Ordinary Shares of par value US$0.00002 each ("Class B Ordinary Shares") and (iii) 100,000,000 Preferred Shares of par value US$0.00002 each ("Preferred Shares"). Only the Class A Ordinary Shares are registered under Section 12 of the Exchange Act. The number of Class A Ordinary Shares issued and outstanding is set forth on the cover page of the annual report on Form 20-F to which this exhibit is filed. Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Each Class A Ordinary Share entitles the holder thereof to one vote on all matters subject to the vote at general meetings of our company. Each Class B Ordinary Share entitles the holder thereof to twenty votes on all matters subject to the vote at general meetings of our company. The Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Our Memorandum and Articles of Association authorize the Company to issue up to 100,000,000 Preferred Shares, par value US$0.00002 per share. Preferred Shares are not convertible into Class A Ordinary Shares. However, our Memorandum and Articles of Association provide that the rights, privileges, restrictions and conditions attaching to Preferred Shares shall be stated in our Memorandum of Association, which shall be amended by resolution of directors prior to the issuance of such Preferred Shares. Such rights, privileges, restrictions and conditions may include dividend, voting, conversion or exchange, redemption, liquidation and other rights, preferences, privileges, qualifications, limitations and restrictions. Accordingly, although no Preferred Shares are registered under Section 12 of the Exchange Act, the issuance of Preferred Shares could affect the rights of holders of Class A Ordinary Shares, including with respect to dividends, voting, liquidation preference, redemption, conversion, exchange or other matters, depending on the terms established for any such Preferred Shares.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Distributions

The holders of our Class A Ordinary Shares are entitled to an equal share of any dividend payments paid by the Company with respect to Class A ordinary shares. Our Memorandum and Articles of Association provide that the directors of the Company may, by resolution of directors, authorize a distribution at a time and of an amount they deem appropriate if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Subject to the terms of our Memorandum and Articles of Association, holders of our Class A Ordinary Shares also have the right to an equal share in the distribution of the surplus assets of the Company in the event of its liquidation.

Voting rights

Each Class A Ordinary Share confers on its holder the right to one vote at a meeting of shareholders or on any resolution of shareholders. Each Class B Ordinary Share confers on its holder the right to twenty votes at a meeting of shareholders or on any resolution of shareholders. As a result, the holders of Class B Ordinary Shares may exercise substantial voting power relative to the holders of Class A Ordinary Shares. . Votes may be given either personally or by proxy.

Conversion Right

Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time. Class B Ordinary Shares are convertible into Class A Ordinary Shares on a one-for-one basis at the option of the holder without the payment of any additional sum. In addition, upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder to any person or entity that is not an affiliate of such holder, such Class B Ordinary Shares will automatically and immediately convert into Class A Ordinary Shares based on the applicable conversion rate, effective upon the Company’s registration of such transfer in its register of members.

Election of directors

Under the laws of the BVI, the creation of cumulative voting rights for the election of our directors is not specifically prohibited or restricted. Cumulative voting is not a concept that is accepted as a common practice in the BVI, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors.

Meetings

Subject to the terms of our Memorandum and Articles of Association, any director of the Company may convene meetings of the shareholders within or outside the British Virgin Islands as the director considers necessary or desirable. In addition, the directors are required to convene a meeting of the shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

The director convening a meeting shall give not less than 7 days’ notice of a meeting of the shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members and are entitled to vote at the meeting as well as to the other directors. Where a meeting of the shareholders is held in contravention of the requirement to give notice, such a meeting is also valid provided that the shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds. In addition, any inadvertent failure of a director convening a meeting to give notice of a meeting to a shareholder or another director, or the fact that a shareholder or another director has not received notice will not invalidate the meeting.

At any meeting of shareholders, a quorum will be present if, at the commencement of the meeting, there are shareholders present in person or by proxy representing not less than 50% of the votes of the issued shares of the Company (the “Shares”) entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by a single shareholder or proxy. A shareholder shall be deemed to be present at a meeting of the shareholders if he or she participates by telephone or any other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of their Class A Ordinary Shares by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of an Ordinary Share is effective when the name of the transferee is entered on the register of members. Where our Class A Ordinary Shares are listed on a Designated Stock Exchange, they may be transferred without a written instrument of transfer if the transfer is carried out in accordance with the applicable laws, rules, procedures and other requirements applicable to shares registered on such Designated Stock Exchange and subject to our Memorandum and Articles of Association.

Liquidation

As permitted by BVI law and our Memorandum and Articles of Association, the Company may be voluntarily liquidated by a resolution of shareholders or, if permitted under section 199(2) of the BVI Act, by a resolution of directors, if we have no liabilities or we are able to pay our debts as they fall due, and the value of our assets equals or exceeds our liabilities. On a liquidation or winding up, surplus assets of the Company available for distribution among the holders of Class A Ordinary Shares shall be distributed among the holders of the Class A Ordinary Shares on a pro rata basis.

Calls on Class A Ordinary Shares and forfeiture of Class A Ordinary Shares

Our Board of Directors may, on the terms established at the time of the issuance of such Class A Ordinary Shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Class A Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. To avoid any doubt, if the issued Ordinary Shares have been fully paid in accordance with the terms of their issuance and subscription, the Board of Directors shall not have the right to make calls on such fully paid Ordinary Shares and such fully paid Class A Ordinary Shares shall not be subject to forfeiture.

Redemption of Class A Ordinary Shares

The BVI Act and our Articles of Association permit us to purchase our own shares, with the prior written consent of the relevant shareholders, upon a resolution of directors and in accordance with applicable law.

Modifications of rights

If at any time, the Company is authorized to issue more than one class of Shares, the rights attached to any class may only vary, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting of the holders of more than 50% of the issued shares of the class to be affected. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of rights of shares

Under our Memorandum and Articles of Association, if at any time our shares are divided into different classes, the rights attached to any class may be varied, whether or not our Company is in liquidation, only with the consent in writing or by a resolution passed at a meeting by shareholders of not less than 50% of the issued shares in that class.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Class A orindary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable. These provisions include the authorization of Class B Ordinary Shares, which carry twenty votes per share, the authorization of Preferred Shares, the ability of our directors to issue additional shares and securities from authorized but unissued shares, and the ability of our directors, subject to our Memorandum and Articles of Association, to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of additional classes of shares. Under BVI law and our Memorandum and Articles of Association, our directors must exercise their powers for a proper purpose and act honestly and in good faith in what they believe to be the best interests of the Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our Memorandum and Articles of Association that require a shareholder to disclose ownership above any particular ownership threshold. Shareholders may, however, be subject to beneficial ownership reporting obligations under U.S. federal securities laws.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. he following is a summary of certain material differences between BVI law and the laws generally applicable to U.S. corporations and their shareholders that may be relevant to holders of our Class A Ordinary Shares.

Mergers and similar arrangements

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory procedures set forth in the BVI Act. In general, the directors of each constituent company must approve a written plan of merger or consolidation, and the plan must be authorized by a resolution of shareholders. Subject to the BVI Act, shareholders may have dissent rights in connection with certain mergers, consolidations, arrangements or mandatory redemptions and, if such rights are properly exercised, may be entitled to receive the fair value of their shares in cash.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. Certain of these remedies are summarized below.

Prejudiced members

A shareholder who considers the affairs of the Company, or any act or acts of the Company, as having been, being, or likely to be, conducted in a manner that is likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to them, can apply to the court under Section 184I of the BVI Act,  for an order that their shares be acquired, they be provided compensation, the Court regulate the future conduct of the Company, or that any decision of the Company which contravenes the BVI Act or our Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any harm done to the Company.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of the Company on the grounds that it is just and equitable for the court to so order. Except in exceptional circumstances, this remedy is generally available where the company has been operated as a quasi-partnership, and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for the indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as a provision providing indemnification against civil fraud or criminal liability. Under our Memorandum and Articles of Association, we may indemnify, hold harmless and exonerate directors, officers and certain other covered persons against costs, fees and expenses incurred in connection with proceedings by reason of such persons serving in covered capacities, subject to the limitations set forth in our Memorandum and Articles of Association and applicable law.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests, and in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification would be against public policy as expressed in the Securities Act and therefore would be unenforceable.

Amendment of governing documents

As permitted by BVI law and subject to certain terms under our existing Memorandum and Articles of Association, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered by the Registry of Corporate Affairs in the BVI. However, no amendment may be made by resolution of directors (a) to restrict the rights or powers of the shareholders to amend the Memorandum and the Articles of Association, (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the Memorandum and Articles of Association, (c) to alter circumstances where the Memorandum and Articles of Association cannot be amended by the shareholders, or (d) to change Clauses 7, 8, or 11 of our Memorandum of Association.

Directors’ fiduciary duties

Under BVI law, our directors owe the Company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose, and what the directors believe to be in the best interests of the Company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, considering without limitation, the nature of the Company, the nature of the decision, the position of the director, and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the Company acts in a manner which contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to the Company by our directors.

Shareholder action by written consent

Under BVI law, subject to the memorandum or articles of association of a company, an action that may be taken by the company at a meeting of shareholders may also be taken by way of a written resolution of shareholders without the need for any notice. Our Memorandum and Articles of Association provide that an action that may be taken by shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing, without the need for any prior notice. If any resolution of shareholders is adopted otherwise than by unanimous written consent of all shareholders, a copy of such resolution must be sent to all shareholders not consenting to such resolution.

Shareholder proposals

BVI law and our Memorandum and Articles of Association provide that our shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be convened may request that the directors convene a shareholders’ meeting. As a British Virgin Islands company, we are not obliged by law to call an annual general meeting of shareholders, however our Memorandum and Articles of Association do permit the directors to convene meetings of the shareholders at such times as the director considers necessary or desirable. The location of any shareholder meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

BVI law does not expressly provide for cumulative voting for directors, and our Memorandum and Articles of Association do not provide for cumulative voting.

Removal of directors

Under our Memorandum and Articles of Association, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director, or by a resolution of directors.

Transactions with interested shareholders

BVI law has no relevant statute restricting public corporations from engaging in certain business transactions with an interested shareholder for certain periods of time, unlike certain U.S. state corporate laws. In addition, our Memorandum and Articles of Association do not expressly provide for such protection.

Dissolution; Winding Up

Under the BVI Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors in accordance with section 199 of the BVI Act.

Changes in the number of Class A Ordinary Shares we are authorized to issue and those in issue (Item 10.B.10 of Form 20-F)

We may from time to time by a resolution of shareholders or resolution of our Board of Directors:

●	amend our Memorandum of Association to increase or decrease the maximum number of Class A Ordinary Shares we are authorized to issue,

●	subject to our Memorandum of Association, subdivide our authorized and issued ordinary shares into a larger number of Class A Ordinary Shares than our existing number of ordinary shares, and

●	subject to our Memorandum of Association, consolidate our authorized and issued shares into a smaller number of Class A Ordinary Shares.

Inspection of books and records

Under the BVI Act, holders of our Class A Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) the register of members, (iii) the register of directors, and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that allowing such access would be contrary to our interests. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Class A Ordinary Shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Class A Ordinary Shares

Our Memorandum and Articles of Association authorizes our Board of Directors to issue additional Class A Ordinary Shares and other securities from authorized but unissued shares and securities to the extent available, from time to time as our Board of Directors shall determine, provided that such issuance does not exceed the maximum number of shares the Company is authorized to issue. No Class B Ordinary Shares may be issued without the prior consent of the Class B Majority, as provided in our Memorandum and Articles of Association.

Debt Securities (Item 12.A of Form 20-F)

As of the end of the period covered by the annual report on Form 20-F to which this exhibit is filed, the Company does not have any debt securities registered under Section 12 of the Exchange Act. If the Company issues debt securities in the future, the rights of holders of Class A Ordinary Shares may be affected to the extent such debt securities impose restrictions on the Company’s ability to pay dividends or make other distributions, repurchase shares, incur additional indebtedness or take other corporate actions.

Warrants and Rights (Item 12.B of Form 20-F)

Our Memorandum and Articles of Association authorize our directors to issue options, warrants, rights, convertible securities or securities of a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities on such terms as our directors may determine. As of the date of the annual report on Form 20-F to which this exhibit is filed, we do not have any warrants or rights registered under Section 12 of the Exchange Act.

Other Securities (Item 12.C of Form 20-F)

As of the end of the period covered by the annual report on Form 20-F to which this exhibit is filed, the Company does not have any other securities registered under Section 12 of the Exchange Act.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.